Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 126046

Prospectus Supplement
To Prospectus Dated July 13, 2005

CAMDEN PROPERTY TRUST

1,871,887 Common Shares of Beneficial Interest

This prospectus supplement updates the prospectus of Camden Property Trust, dated July 13, 2005, relating to the potential sale from time to time of up to 1,871,887 common shares of beneficial interest by the selling shareholders of the limited partnership interest in Camden Operating, L.P. as identified in this prospectus supplement.
The following table sets forth the number of units held by the selling shareholders as of August 5, 2016, and the maximum number of common shares that may be sold by the selling shareholders. The amounts set forth below are based on information provided to us by the selling shareholders, or on our records, and are accurate to the best of our knowledge. Since July 13, 2005, 1,066,092 units have been exchanged. Each unit may be exchanged for one common share, subject to adjustment. In lieu of issuing common shares upon the exchange of the units, we may, at our option, issue cash in an amount equal to the market value of an equivalent number of common shares.

Selling Shareholder	Number of Units Held	Maximum Number of Common Shares to be Sold
Jeffery B. Allen	57,062	57,062
Glenn August	5,427	5,427
Jerry J. Bonner	35,262	35,262
Robert J. Branson	1,460	1,460
Bonnie Corwin Fuller Revocable Trust (1)	5,475	5,475
William R. Cooper	14,966	14,966
Cooper CPT Investments, L.P. (2)	220,000	220,000
Corwin Living Trust (3)	10,949	10,949
Daniel Doctoroff	5,427	5,427
Shannon A. Fairbanks	5,400	5,400
Elizabeth E. Fleetwood	650	650
Allen Gilbert	743	743
GST Non-Exempt Marital Trust of the Fuller Family (1)	5,475	5,475
Lewis A. Levey (4)	59,674	59,674
Lillian J. Beard 2006 Revocable Trust (5)	22,850	22,850
Lillian J. Beard 2009 Children's Trust (6)	2,550	2,550
Paragon Guaranty Services Ltd. Partnership (2)	21,767	21,767
Pieces, LLC (1)	26,955	26,955
Richard A. Beard III 2006 Trust (7)	22,942	22,942
Richard A. Beard III 2009 Children's Trust (6)	2,550	2,550
Tripl-Ell Investment & Management Associates, L.P. (4)	100,018	100,018
White Oak Royalty Company (8)	113,193	113,193
WSC CPT Investments, L.P. (2)	65,000	65,000
Total	805,795	805,795

(1)	Controlled by Bonnie Fuller.

(2)	Cooper CPT Investments, L.P., Paragon Guaranty Services Ltd. Partnership and WSC CPT Investments, L.P. are controlled by William R. Cooper.

(3)	Controlled by Bruce and Toni Corwin, Co-Trustees.

(4)	Tripl-Ell Investment & Management Associates, L.P. is controlled by Lewis A. Levey.

(5)	Controlled by Lillian J. Beard, Trustee.

(6)	Controlled by Allison B. Luzier and Richard A. Beard IV, Co-Trustees.

(7)	Controlled by Richard A. Beard III, Trustee.

(8)	A wholly-owned subsidiary of Metropolitan Life Insurance Company.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated July 13, 2005, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is August 5, 2016

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